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                       ANGELICA CORPORATION
                       EMPLOYMENT AGREEMENT


      This agreement ("Agreement") has been entered into this  29  day of
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September, 1997, by and between Angelica Corporation, Missouri corporation
("Company") and Lawrence J. Young, an individual ("Executive").

      For and in consideration of the mutual promises herein contained, the parties hereto agree as follow:

1.   DEFINITIONS AND CONSTRUCTION.

     1.1 DEFINITIONS. For purposes of this Agreement, the following words and phrases, whether or not capitalized, shall have the meanings specified below, unless the context plainly requires a different meaning.

            1.1(a)  "ACCRUED OBLIGATIONS" has the meaning set forth in
Section 4.1(a) of this Agreement.

            1.1(b)  "ANNUAL BASE SALARY" has the meaning set forth in
Section 2.4(a) of this Agreement.

            1.1(c)   "BOARD" Means the Board of Directors of the Company.

            1.1(d)   "CAUSE" Has the meaning set forth in Section 3.3 of
this Agreement.

            1.1(f)   "CHANGE IN CONTROL" means:

                     (i) The acquisition by any individual, entity or group, or a Person (within the meaning of Section 13(d)(3) or 14(d) (2) of the Exchange Act) of ownership of 30% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company voting Securities"); or

                     (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a
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director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation or proxies or consents by or on behalf of a Person other than the Board; or

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                     (iii)  Approval by the stockholders of the Company of
reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (a) more than 50% of, respectively, the then outstanding shares of common stock or the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors and (c) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                     (iv) approval by the stockholders of the Company of (a) a complete liquidation or dissolution of the Company or (b) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale of other disposition of assets of the Company.

            1.1(f) "COMPANY" Has the meaning set forth in the first paragraph of this Agreement and, with regard to successors, in Section 6.2 of this Agreement.

            1.1(g) "CODE" shall mean the Internal Revenue code of 1986, as amended.

            1.1(h)  "CURRENT TARGET BONUS" Has the meaning set forth in
Section 4.1(a) of this Agreement.

            1.1(i)  "DATE OF TERMINATION" Has the meaning set forth in
Section 3.6 of this Agreement.

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            1.1(j)  "DISABILITY" Has the meaning set forth in Section 3.2 of this Agreement.

            1.1(k) "DISABILITY EFFECTIVE DATE" has the meaning set forth in Section 3.2 of this Agreement.

            1.1(m)  "DISPOSITION OF A MAJOR PART" means:

                    (i) when used with reference to the stock of the Operating Line of Business that is or becomes a separate corporation, limited liability corporation, partnership or other business entity, the sale, exchange, transfer, distribution or other disposition of the ownership, either beneficially or of record or both, by the Company of more than 50% of either (a) the then outstanding shares of common stock (or the equivalent equity interests) of the Operating Line of Business, or (b) the combined voting power of the then outstanding voting securities of the Operating Line of Business entitled to vote generally in the election of the Board or the equivalent governing body of the Operating Line of Business;

                    (ii) when used with reference to the merger or consolidation of the Operating Line of Business that is or becomes a separate corporation, limited liability corporation, partnership or other business entity, any such transaction that results in the Company owning, either beneficially or of record or both, less than 50% of either (a) the then outstanding shares of common stock (or the equivalent equity interest) of the Operating Line of Business, or (b) the combined voting power of the then outstanding voting securities of the Operating Line of business entitled to vote generally in the election of the Board or the equivalent governing body of the Operating Line of Business: or

                    (iii) when used with reference to the assets of the Operating Line of Business, the sale, exchange, transfer, liquidation, distribution or other disposition of the assets of the Operating Line of Business (a) having a fair market value (as determined by the Incumbent Board) aggregating more than 50% of the aggregate fair market value of all of the assets of the Operating Line of Business as of the Triggering Transaction Date, (b) accounting for more than 50% of the aggregate book value (net of depreciation and amortization) of all of the assets of the Operating Line of Business, as would be shown on a balance sheet for the Operating Line of Business, prepared in accordance with generally accepted accounting principles then in effect, as of the Triggering Transaction Date, or (c) accounting for more than 50% of the net income of the Operating Line of Business, as would be shown on an income statement, prepared in accordance with generally accepted accounting principles then in effect, for the 12 months ending on the last day of the month immediately preceding the month in which the Triggering Transaction Date occurs.

            1.1(m)  "EFFECTIVE DATE" Means August 1, 1997.

            1.1(n) "EXCHANGE ACT" Means the Securities Exchange Act of 1934, as amended.

            1.1(o) "EXCISE TAX" Has the meaning set forth in Section 4.2(g) of this Agreement.

            1.1(p) "GOOD REASON" has the meaning set forth in Section 3.4 of this Agreement.

            1.1(q)  "GROSS-UP PAYMENT" has the meaning set forth in
Section 4.2(g) of this Agreement.

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            1.1(r)  "INCENTIVE BONUS" has the meaning set forth in Section
2.4(b) of this Agreement.

            1.1(s) "INCUMBENT BOARD" has the meaning set forth in Section 1.1(e) of this Agreement.

            1.1(t)  "NOTICE OF TERMINATION" has the meaning set forth in
Section 3.5 of this Agreement.

            1.1(u) "OPERATING LINE OF BUSINESS" means the following lines of business of the Company, whether operated as a division or as a separate subsidiary: uniform and business apparel manufacturing and marketing, which manufactures and sells uniforms and business apparel to a wide variety of institutions and businesses in the United States, Canada and/or the United Kingdom.

            1.1(v) "OTHER BENEFITS" has the meaning set forth in Section 4.1(e) of this Agreement.

            1.1(w) "OUTSTANDING COMPANY COMMON STOCK" has the meaning set forth in Section 1.1(f)(i) of this Agreement.

            1.1(x) "OUTSTANDING COMPANY VOTING SECURITIES" has the meaning set forth in Section 1.1(f)(i) of this Agreement.

            1.1(y) "PAYMENT" Has the meaning set forth in Section 4.2(g) of this Agreement.

            1.1(z) "PERSON" Means any "person" within the meaning of Sections 13(d) and 14(d) of the Exchange Act.

            1.1(aa) "TERM" Means the period that begins on the Effective Date and ends on the Date of Termination as defined in Section 3.6 of this Agreement.

            1.1(bb) "TRIGGERING TRANSACTION" Means (i) a Change in
Control of the Company or (ii) a Disposition of a major Part of the Operating Line of Business.

            1.1(cc) "TRIGGERING TRANSACTION DATE" shall mean the date of the Triggering Transaction.

      1.2  GENDER AND NUMBER.  When appropriate, pronouns in this
Agreement used in the masculine gender include the feminine gender, words in the singular include the plural, and words in the plural include the singular.

      1.3 HEADINGS. All headings in this Agreement are included solely for ease of reference and do not bear on the interpretation of the text. Accordingly, as used in this Agreement, the terms "Article" and "Section" mean the text that accompanies the specified Article or Section of the Agreement.

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      1.4  APPLICABLE LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to its conflict of law principles.

2.   TERMS AND CONDITIONS OF EMPLOYMENT.

      2.1   PERIOD OF EMPLOYMENT.   The Executive shall remain in the
employ of the Company throughout the Term of this Agreement in accordance with the terms and provisions of this Agreement.

      2.2  POSITIONS AND DUTIES.

           2.2(a)   Throughout the Term of this Agreement, the Executive
shall serve as President of the Operating Line of Business, a division of the Company, or in a position of equivalent authority, subject to the reasonable directions of the Board. The Executive shall have such authority and shall perform such duties as are specified by the Bylaws of the Company for the office to which he has been appointed hereunder and shall so serve, subject to the control exercised by the Board and the Chief Executive Officer from time to time. The Executive shall continue to serve as a member of the Board of Directors of the Company through his current elected term.

           2.2(b)   Throughout the Term of this Agreement (but excluding any
periods of vacation and sick leave to which the Executive is entitled), the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and shall use his reasonable best efforts to perform faithfully and efficiently such responsibilities as are assigned to him under or in accordance with this Agreement; provided that, it shall not be a violation of this paragraph for the Executive to (i) serve on corporate, civic or charitable boards or committees (as approved by the Chief Executive Officer), (ii) deliver lectures or fulfill speaking engagements, or (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement or violate the Company's conflict of interest policy as in effect immediately prior to the Effective Date.

           2.2(c)   It is understood and agreed that nothing contained in
this Agreement shall be deemed to be a guarantee of continued employment or employment for a specific term.

     2.3 SITUS OF EMPLOYMENT. Throughout the Term of this Agreement, the Executive's services shall be performed at the location where the Executive was employed immediately prior to the Effective Date, or any office of the Company or any of its subsidiaries to which Executive shall be transferred.

     2.4   COMPENSATION.

           2.4(a)   ANNUAL BASE SALARY.  For the period from the Effective
Date of the Agreement through December 31, 1997, the Executive shall receive an annual base salary ("Annual Base Salary") of Two Hundred Sixty Thousand Dollars ($260,000), which shall be paid in equal or substantially equal semi-monthly installments. Starting January 1, 1998, the Annual Base Salary shall be One Hundred Eighty Thousand Dollars ($180,000). During the Term of this Agreement, the Annual Base Salary payable to the Executive shall be reviewed at least annually and may be adjusted upward at the discretion of the Board or the Chief Executive Officer dependent upon the

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Executive's performance and in accordance with Company policy, provided however, that it may not be decreased from the levels set out herein prior to December 31, 1999.

           2.4(b)   ADDITIONAL COMPENSATION.  During the period January
1, 1998 through December 31, 1999, the Executive shall receive additional compensation in the amount of Forty Thousand Dollars ($40,000) per month. Such compensation is due and payable, whether or not Executive continues to be employed by the Company. This compensation is in full settlement of any and all obligations of the Company to Executive pursuant to the Employment Agreement dated November 27, 1996.

           2.4(c)   INCENTIVE BONUSES.  In addition to Annual Base Salary,
the Executive shall be awarded the opportunity to earn an incentive bonus on an annual basis ("Incentive Bonus") under any incentive compensation plan which is generally available to other similarly situated executives of the Company. For the Fiscal Year 1998, the Executive shall have a target Incentive Bonus of $220,000, which shall be calculated based on the Company's consolidated results. For the Fiscal Year 1999, the Executive shall have a target Incentive Bonus of $120,000, which shall be calculated based on the results of Operating Line of Business. During the Term of this Agreement, the annual target Incentive Bonus which the Executive will have opportunity to earn shall be reviewed at least annually and may be adjusted at the discretion of the Board or the Chief Executive Officer dependent upon the Executive's performance and in accordance with Company policy, provided, however, that the target Incentive Bonus, as set out herein, may not be decreased for Fiscal Years 1998 or 1999. Under no circumstances shall the actual Incentive Bonus paid be less than 50% of the annual target Incentive Bonus.

           2.4(d)   INCENTIVE, SAVINGS AND RETIREMENT PLANS.  Throughout the
Term of this Agreement, the Executive shall be entitled to participate in all incentive, savings and retirement plans generally available to other peer executives of the Company.

           2.4(e)   WELFARE BENEFIT PLANS.  Throughout the Term of this
Agreement (and thereafter), the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally available to other similarly situated executives of the Company.

           2.4(f)   SUPPLEMENTAL PLAN.  Not withstanding anything to the
contrary within the terms of the Angelica Corporation Supplemental Plan (as originally effective April 1, 1980 and as amended from time to time, including a restatement as of January 23, 1990) (the "Supplemental Plan"), it is agreed that the Executive's Final Average Compensation, as such term is defined in the Supplemental Plan, shall be Three Hundred Eighty-Five Thousand and Forty Dollars ($385,040). In all other respects the benefit payable under the Supplemental Plan shall be calculated in accordance with the terms of the Supplemental Plan. The Final Average Compensation is only subject to renegotiation after the expiration of five (5) years following the Effective Date, however, in no event shall the Final Average Compensation be less than the amount set out in this Section 2.4(f).

           2.4(g)   EXPENSES.  Throughout the Term of this Agreement, the
Executive shall be

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entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures generally applicable to other similarly situated executives of the Company.

           2.4(h)   OFFICE AND SUPPORT STAFF.  Throughout the Term of
this Agreement, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to those generally provided to other similarly situated executives of the Company.

           2.4(i)   VACATION.  Throughout the Term of this Agreement, the
Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices generally provided with respect to other similarly situated executives of the Company. In no event shall such vacation be less than four (4) weeks.

3.   TERMINATION OF EMPLOYMENT.

     3.1 DEATH. The Executive's employment shall terminate automatically upon the Executive's death during the Term of the Agreement.

     3.2 DISABILITY. If the Company determines in good faith that the Disability of the Executive has occurred during the Term of the Agreement (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 7.2 of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean that the Executive has been unable to perform the services required of the Executive hereunder on a full-time basis for a period of one hundred eighty (180) consecutive business days by reason of a physical and/or mental condition. "Disability" shall be deemed to exist when certified by a physician selected by the Company and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably). The Executive will submit to such medical or psychiatric examinations and texts as such physician deems necessary to make any such Disability determination.

     3.3 TERMINATION FOR CAUSE. Termination of the Executive's employment by the Company for " Cause" shall mean termination based upon:
(i) the Executive's willful and continued failure to substantially perform his duties with the Company (other than as a result of incapacity due to physical or mental condition), after a written demand for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Executive has not substantially performed his duties; (ii) the Executive's commission of an act constituting a criminal offense involving moral turpitude, dishonesty or breach of trust;
or (iii) the Executive's material breach of any provision of this Agreement. For purposes of this Section, no act, or failure to act on the Executive's part, shall be considered "willful" unless done, or omitted to be done, without good faith and without reasonable belief that the act or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until (i) he receives a Notice of Termination from the Company, (ii) he is given the opportunity, with counsel, to be heard before the Board, and (iii) the Board finds,

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in its good faith opinion, the Executive was guilty of the conduct set forth in the Notice of Termination.

     3.4 GOOD REASON. Pursuant to Section 4.2, the Executive may terminate his employment with the Company for "Good Reason," which shall mean:

           3.4(a)   the assignment to the Executive of any duties
inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2.2(a) or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

           3.4(b)   (i)  the failure by the Company to continue in effect any
benefit or compensation plan, stock ownership plan, life insurance plan, health and accident plan or disability plan to which the Executive is entitled as specified in Section 2.4, (ii) the taking of any action by the Company which would adversely affect the Executive's participation in, or materially reduce the Executive's benefits under, any plans described in
Section 2.4, or (iii) the failure by the Company to provide the Executive with paid vacation to which the Executive is entitled as described in Section 2.4(h).

           3.4(c)   a material breach by the Company of any provision of this
Agreement;

           3.4(d)   any purported termination by the Company of the
Executive's employment otherwise than as expressly permitted by this Agreement; or

           3.4(e)   within a period ending at the close of business on the
date two (2) years after the Triggering Transaction Date of any Change in Control, if the Company has failed to comply with and satisfy Section 6.2 on or after such Triggering Transaction Date.

     For purposes of this Section, any good faith determination of "Good Reason" made by the Executive shall be conclusive.

     3.5   NOTICE OF TERMINATION  Any termination by the Company for
Cause or Disability, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party, given in accordance with Section 7.2. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined in Section 3.6 hereof) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

     3.6   DATE OF TERMINATION.  "Date of Termination" means (i) if the
Executive's

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employment is terminated by the Company for Cause, or by the Executive for Good
Reason, the Date of Termination shall be the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, or (iii) if the Executive's employment is terminated by the Company other than for Cause, death or Disability, or by the Executive for other than Good Reason, the Date of Termination shall be the date of receipt of the Notice of Termination;
provided that if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

4.   CERTAIN BENEFITS UPON TERMINATION.

     4.1 BENEFITS UPON TERMINATION NOT IN CONNECTION WITH A TRIGGERING TRANSACTION. If, prior to a Triggering Transaction during the Term of the Agreement (except in the event that the Company terminates the Executive's employment without Cause or the Executive terminates employment with the Company for Good Reason within the six-month period prior to the earlier of (a) a Triggering Transaction or (b) the execution of a definitive agreement or contract that eventually results in a Triggering Transaction, which shall result in the payment of severance benefits set forth in Section 4.2 of this Agreement), the Executive's employment is terminated for any reason except death, the Executive shall be entitled to the payment of the benefits provided below as of the Date of Termination:

           4.1(a)   Accrued Obligations.  Within thirty (30) days after the
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Date of Termination, the Company shall pay to the Executive the sum of (i)
the Executive's Annual Base Salary through the Date of Termination to the extent not previously paid, and (ii) any accrued vacation pay; in each case to the extent not previously paid (the "Accrued Obligations").

            In addition, on the date that Incentive Bonuses are paid to other peer executives for the year in which the Executive's employment is terminated, the Executive will be paid an amount equal to the product of the Current Target bonus multiplied by a fraction, the numerator of which is the number of days during the fiscal year for which the Incentive Bonus is paid prior to the Date of Termination and the denominator of which is 365. For purposes of this Agreement, the term "Current Target Bonus" means the Incentive Bonus that would have been paid to the Executive for the fiscal year in which the termination of employment occurred, if the Executive's employment had not been so terminated and the Executive had earned 100% of the Incentive Bonus that he could have earned for such year.

           4.1(b)   Severance Payment.  The Company shall pay to the
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Executive as severance pay the following amounts:

                    4.1(b)(i) Starting on the next regularly scheduled payday, the Company shall pay to the Executive Twenty-Five Thousand Dollars ($25,000) a month for six (6) months, provided however, that if the operating profits of the Operating Division for the fiscal year ending in January 2001 (Fiscal Year 2001) have reached or exceeded Ten Million Dollars ($10,000,000), then in such event the amount payable to Executive pursuant to this Section 4.1(b)(i) in connection with a Date

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of Termination occuring after the end of  Fiscal Year 2001, shall be equal to two years of the Executive's then current Annual Base Salary; and

                    4.1(b)(ii) Notwithstanding any other provisions in this Agreement to the contrary, if the Date of Termination occurs prior to December 31, 1999, the Company shall, in all events, pay to the Executive or his estate, in addition to the amount set out in 4.1(b)(i) above, a monthly amount as follows: Forty Thousand Dollars ($40,000) per month for each month following Termination, the last such payment to be for the month of December, 1999.

The Company at any time may elect to pay the balance of such severance payments then remaining in a lump sum, in which case the total of such payments shall be discounted to present value on the basis of the applicable Federal short-term monthly rate as determined according to Code Section 1274(d) for the month in which the Executive's Date of Termination occurred.

                    4.1(c)  Medical and Health Benefit Continuation.  For a
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period of the longer of the number of years beginning on the Date of
Termination and terminating on the date that the Executive reaches his sixty-fifth (65th) birthday, or ten years beginning on the Date of Termination, or such longer period as any plan, program, practice or policy may provide, the Company shall continue medical and health benefits to the Executive (and/or to such members of the Executive's family as are currently covered pursuant to a Company sponsored medical and health benefit plan on the Date of Termination) on such terms and conditions substantially similar to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2.4(d) if the Executive's employment had not been terminated, in accordance with the plans, practices, programs or policies of the Company as those provided generally to other peer executives and their families; provided, however, that if the
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Executive becomes reemployed with another employer and is eligible to receive medical or health benefits under another employer-provided plan, the medical and health benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. In the event Company is able to obtain medical and health care coverage from a third party for the duration of such coverage period that is at least as good in all material respects as that described in the immediately preceding sentence and is acceptable to Executive (which consent shall not be unreasonably withheld), Executive agrees to accept, in lieu of such Company provided medical and health benefits, a lump sum cash payment in an amount equal in value to the entire cost to Executive on an after-tax basis of such alternate medical and health care coverage.

           4.1(d)   Stock Bonus and Incentive Plan Shares.  To the extent not
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otherwise provided for under the terms of the Company's Stock Bonus and
Incentive Plan, all "Matching Shares" (as defined in such plan) held by or for the benefit of the Executive on August 1, 1997 that remain unvested and restricted at the Date of Termination shall vest and become unrestricted as of the Date of Termination and all "Elected Shares" (as defined in such plan) held by or for the benefit of the Executive that are restricted at the Date of Termination shall become unrestricted as of the Date of Termination. The Company may, at its option, in lieu of vesting matching Shares, make a lump sum cash payment to Executive in an amount equal to the fair market value of such Matching Shares, at close of business on the Date of Termination. Notwithstanding anything to the contrary herein, the benefit under this Section 4.1(d) shall be payable only in the event of termination of employment by the Company, and shall not be payable in the event Executive elects to terminate his employment.

           4.1(e)   Other Benefits.   To the extent not previously paid or
                    ---------------
provided, the Company shall timely pay or provide to the Executive and/or the Executive's family any other amounts or benefits required to be paid or provided for which the Executive and/or the Executive's family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company as those provided generally to other peer executives and their families.

     4.2 BENEFITS UPON TERMINATION IN CONNECTION WITH A TRIGGERING TRANSACTION. If (a) a Triggering Transaction occurs during the Term of the Agreement and within two (2) years after the Triggering Transaction Date (i) the Company shall terminate the Executive's employment without Cause, or (ii) the Executive shall terminate employment with the Company for Good Reason, or, alternatively, (b) if one of the above-described termination of employment occurs within the six-month period prior to the earlier of (i) a Triggering Transaction or (ii) the execution of a definitive agreement or contract that eventually results in a Triggering Transaction, then the Executive shall become entitled to the payment of the benefits as provided below as of either (y) the Date of Termination, in the case where the sequence of the requisite events is as set forth in subsection (a) above or (z) the Triggering Transaction Date, in the case where the sequence of the requisite events occurred as set forth in subsection (b) above (the relevant date for purposes of entitlement to the benefits as set forth in this Section 4.2 is hereinafter referred to as the "Entitlement Date"):

           4.2(a)   Accrued Obligations.  Within thirty (30) days after the
                    --------------------
Date of Termination, the Company shall pay to the Executive the Accrued Obligations.

           In addition, on the date that Incentive Bonuses are paid to other peer executives for the year in which the Executive's employment is terminated, the Executive will be paid an amount equal to the product of the Current Target bonus multiplied by a fraction, the numerator of which is the number of days during the fiscal year for which the Incentive Bonus is paid prior to the Date of Termination and the denominator of which is 365.

           4.2(b)   Severance Payment.
                    ------------------

                    4.2(b)(i) Within thirty (30) days after the Entitlement Date, the Company shall pay to the Executive as severance pay in a lump sum in cash the following amounts: (1) an amount equal to two times his then-current Annual Base Salary and Current Target Bonus, provided however, that in the event the Entitlement Date is on or prior to December 31, 1999, for purposes of this calculation, the Annual Base Salary shall be deemed to be One Hundred Eighty Thousand Dollars ($180,000) and the Current Target Bonus shall be deemed to be One Hundred Twenty Thousand Dollars ($120,000); and (2) in the event the Entitlement Date is on or prior to December 31, 1999, the amounts set out in Section 4.1(b)(ii).

                    4.2(b)(ii) In the event a severance amount is payable pursuant to this Section 4.2(b) on account of a Triggering Transaction, and the Executive is entitled to a benefit under Article IV of the Angelica Corporation Management Retention and Incentive Plan (the "Management Retention Plan") on account of a Change in Control (as defined in the Management Retention Plan), the Executive shall be entitled to the larger of the amounts computed pursuant to this Section and the amounts computed pursuant to the Management Retention Plan without regard to this Section.

           4.2(c)   Stock Options.  To the extent not otherwise provided for
                    --------------
under the terms of the Company's stock option plans or the Executive's stock option agreements, all stock options held by the Executive that have not expired in accordance with their respective terms shall vest and become fully exercisable as of the Entitlement Date.

           4.2(d)   Stock Bonus and Incentive Plan Shares.  To the extent not
                    --------------------------------------
otherwise provided for under the terms of the Company's Stock Bonus and Incentive Plan, all "Matching Shares" (as defined in such plan) held by or for the benefit of the Executive that are unvested and restricted at the Date of Termination shall vest and become unrestricted as of the Entitlement Date and all "Elected Shares" (as defined in such plan) held by or for the benefit of the Executive that are restricted at the Date of Termination shall become unrestricted as of the Entitlement Date.

           4.2(e)   Medical and Health Benefit Continuation.  For a period of
                    ----------------------------------------
the longer of the number of years beginning on the Date of Termination and terminating on the date that the Executive reaches his sixty-fifth (65th) birthday, or ten years beginning on the Date of Termination, or such longer period as any plan, program, practice or policy may provide, the Company shall continue medical and health benefits to the Executive (and/or to such members of the Executive's family as are currently covered pursuant to a Company sponsored medical and health benefit plan on the Date of Termination) on such terms and conditions substantially similar to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2.4(d) if the Executive's employment had not been terminated, in accordance with the plans, practices, programs or policies of the Company as those provided generally to other peer executives and their families; provided, however, that if the Executive becomes
                     -----------------
reemployed with another employer and is eligible to receive medical or health benefits under another employer-provided plan, the medical and health benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. In the event Executive is able to obtain medical and health care coverage from a third party for the duration of such coverage period that is at least as good in all material respects as that described in the immediately preceding sentence, Executive agrees to accept, in lieu of such Company provided medical and health benefits, a lump sum cash payment in an amount equal in value to the entire cost to Executive on an after-tax basis of such alternate medical and health care coverage.

           4.2(f)   Other Benefits.   To the extent not previously paid or
                    ----------------
provided, the Company shall timely pay or provide to the Executive and/or the Executive's family any other amounts or benefits required to be paid or provided for which the Executive and/or the Executive's family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company as those provided generally to other peer executives and their families.

     Any provision in any plan or program of the Company in which Executive is a participant that precludes Executive from competing with the Company, or denies Executive entitlement to a benefit in the event Executive does compete with the Company, shall be null and void.

           4.2(g)   Excess Parachute Payment.  Anything in this Agreement to
                    -------------------------
the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise but determined without regard to any additional payments required under this Section (a "Payment") would be subject to the excise tax imposed by Code Section 4999 (or any successor provision) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment ( a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest or penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment on an after-tax basis equal to the Excise Tax imposed upon the Payment.

The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim by the Internal Revenue Service and the notification shall apprise the Company of the nature of the claim and the date on which such claim is required to be paid. The Executive shall not pay such claim prior to the expiration of a 30-day period following the date on which the Executive has given such notification to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is required). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall cooperate with the Company in so contesting; provided,
                                                                 --------
however, that the Company shall bear and pay all costs and expenses
-------
(including additional interest and penalties) incurred in connection with such contest, on an after-tax basis to the Executive.

           4.2(h)   Enhanced Supplemental Retirement Benefits.  The benefit
                    ------------------------------------------
payable to the Executive under the Angelica Corporation Supplemental Plan (as originally effective April 1, 1980 and as amended from time to time, including a restatement as of January 23, 1990) ( the "Supplemental Plan") shall be determined on the basis of the years of service with the Company the Executive would have completed if he had continued to be employed by the Company until he attained age 65; provided such additional imputed service shall not exceed five years. The Final Average Compensation shall be calculated as set out in Section 2.4(e) of this Agreement. Payments shall be made in accordance with the terms of the Supplemental Plan.

     4.3 DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period (either prior or subsequent to a Triggering Transaction), this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (as defined in Section 4.1(a)) (which shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination), (ii) payment of the amounts set out in Section 4.1(b)(ii), if any, which shall be paid in accordance with the terms of the Agreement and (iii) the timely payment or provision of Other Benefits (as defined in Section 4.1(e)), including death benefits pursuant to the terms of any plan, policy, or arrangement of the Company. In addition, such members of the Executive's family as are covered by a Company sponsored medical and health insurance plan on the date of death of the Executive shall be eligible to receive medical and health benefits under the terms and conditions set out in Section 4.1(c).

     4.4 DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period (either prior or subsequent to a Triggering Transaction), this Agreement shall terminate without further obligations to the Executive, other than for (1) payment of Accrued Obligations (as defined in Section 4.1(a)) (which shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination), (2) payment of the Severance set out in 4.1(b)(ii), and
(3) the timely payment or provision of Other Benefits (as defined in Section 4.1(e) including Disability benefits pursuant to the terms of any plan, policy or arrangement of the Company.

     4.5   NON-EXCLUSIVITY OF RIGHTS:  SUPERSESSION OF CERTAIN BENEFITS.
Except as provided in this Section 4.5, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company, except for the elimination of penalties for competing as provided in Section 4.2(f). Amounts which are vested benefits of which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company at or subsequent to the Date of Termination, shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     4.6 PREVIOUS EMPLOYMENT AGREEMENTS. Notwithstanding anything to the contrary herein, it is agreed and understood that this Agreement is intended to supersede and replace any and all previously dated employment agreements between the Executive and the Company, including but not limited to the Employment Agreement dated November 27, 1996. Such previous employment agreements are hereby void and of no further effect, and the Company has no further obligations to Executive pursuant to said previous employment agreements.

     4.7 FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A).

     4.8   RESOLUTION OF DISPUTES. If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive's employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 4.1 or 4.2 as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be
                            -----------------
required to pay any disputed amounts pursuant to this Section except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

5.   NON-COMPETITION.

     5.1   NON-COMPETE AGREEMENT.

           5.1(a)   It is agreed that during the period beginning on the date
this Agreement terminates and ending one(1) year thereafter, the Executive shall not, without prior written approval of the Board, become an officer, employee, agent, partner or director of any business enterprise in substantial direct competition (as defined in Section 5.1(b)) with the Company; provided that, if the Executive is terminated by the Company without Cause or if the Executive terminated his employment for Good Reason, then he will not be subject to the restrictions of this Section.

           5.1(b)   For purposes of Section 5.1, a business enterprise with
which the Executive becomes associated as an officer, employee, agent, partner or director shall be considered in substantial direct competition, if such entity competes with the Operating Line of Business and is within the Company's market area as of the date the Employment Period expires.

           5.1(c)   The above constraint shall not prevent the Executive from
making passive investments, not to exceed five percent (5%), in any enterprise.

     5.2 CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

6.   SUCCESSORS.

     6.1 SUCCESSORS OF EXECUTIVE. This Agreement is personal to the Executive and, without the prior written consent of the Company, the rights (but not the obligations) shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     6.2 SUCCESSORS OF COMPANY. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the

Executive to terminate the Agreement at his option on or after the Triggering Transaction Date for Good Reason. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.   MISCELLANEOUS.

     7.1 OTHER AGREEMENTS. The Board may, from time to time in the future, provide other incentive programs and bonus arrangements to the Executive with respect to the occurrence of a Triggering Event that will be in addition to the benefits required to be paid in the designated circumstances in connection with the occurrence of a Triggering Transaction. Such additional incentive circumstances in connection with the occurrence of a Triggering Transaction. Such additional incentive programs and/or bonus arrangements will affect or abrogate the benefits to be paid under this Agreement only in the manner and to the extent explicitly agreed to by the Executive in any such subsequent program or arrangement.

     7.2 NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below; provided that all notices to the Company shall be directed to the attention of the Chairman of the Board, or to such other address as one party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                    Notice to Executive:
                    --------------------

                    Lawrence J. Young
                    15181 Isleview Drive
                    Chesterfield, MO  63017



                    Notice to Company:
                    ------------------

                    Angelica Corporation
                    424 South Woods Mill road
                    Chesterfield, Missouri  63017-3406

     7.3 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     7.4 WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     7.5 WAIVER. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the

Executive to terminate employment for Good Reason pursuant to Section 3.4 shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     IN WITNESS WHEREOF, the Executive and the Company, pursuant to the authorization from its Board, have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


/s/ Lawrence J. Young
----------------------------------        ANGELICA CORPORATION
Lawrence J. Young

                                          By  /s/ L. F. Loewe
                                            -----------------------------------
                                              L. F. Loewe
                                              Chairman, President, and CEO